                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              DIODES INCORPORATED
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ---------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ---------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ---------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ---------------------------------------------------------------------
     (5)  Total fee paid:

          ---------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ---------------------------------------------------------------------
     (2)  Form, Schedule or Registration Statement No.:

          ---------------------------------------------------------------------
     (3)  Filing Party:

          ---------------------------------------------------------------------
     (4)  Date Filed:

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
                               DIODES INCORPORATED
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD JUNE 12, 2000

               NOTICE IS HEREBY GIVEN THAT THE ANNUAL MEETING (THE "MEETING") OF THE STOCKHOLDERS OF DIODES INCORPORATED (THE "COMPANY") WILL BE HELD AT THE RADISSON HOTEL, 30100 AGOURA ROAD, AGOURA HILLS, CALIFORNIA 91301, ON MONDAY, JUNE 12, 2000 AT 10:00 A.M. (CALIFORNIA TIME) FOR THE FOLLOWING PURPOSES:

TO RECEIVE AND CONSIDER:

               The report of the Board of Directors on the business of the Company and the Company's audited financial statements for the fiscal year ended December 31, 1999, together with the report of Moss Adams LLP, the Company's independent accountants for such period, on those audited financial statements.

TO ACT ON:

        1. ELECTION OF DIRECTORS. To elect eight persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. The Board of Directors' nominees are: C.H. Chen, Michael
           R. Giordano, David Lin, M.K. Lu, Shing Mao, Leonard M. Silverman, Raymond Soong, and John M. Stich.

        2. AMENDMENT OF CERTIFICATE OF INCORPORATION. To approve an amendment to Article Four of the Company's Certificate of Incorporation to increase its authorized shares of Common Stock from 9,000,000 to 30,000,000.

        3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Moss Adams LLP as the Company's independent certified public accountants for the year ended December 31, 2000.

        4. OTHER BUSINESS. To transact such other business as properly may come before the Meeting or any adjournment thereof.

               Only persons who are stockholders of record (the "Stockholders") at the close of business on April 21, 2000 are entitled to notice of and to vote in person or by proxy at the Meeting or any adjournment thereof.

               The Proxy Statement, which accompanies this Notice, contains additional information regarding the proposals to be considered at the Meeting, and Stockholders are encouraged to read it in its entirety.

               As set forth in the enclosed Proxy Statement, proxies are being solicited by and on behalf of the Board of Directors of the Company. All proposals set forth above are proposals of the Company. It is expected that these materials first will be mailed to Stockholders on or about May 5, 2000.

               WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE TO BE SURE THAT YOUR STOCK IS VOTED. YOUR VOTE IS IMPORTANT, WHETHER YOU OWN A FEW SHARES OR MANY. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

               Dated at Westlake Village, California, this twenty-eighth day of April, 2000,

                                    By Order of the Board of Directors,
                                    DIODES INCORPORATED


                                    /s/ Carl Wertz
                                    Carl Wertz,
                                    Secretary

                               DIODES INCORPORATED
                            3050 EAST HILLCREST DRIVE
                       WESTLAKE VILLAGE, CALIFORNIA 91362
                                 (805) 446-4800

                                 PROXY STATEMENT

                          ANNUAL MEETING: JUNE 12, 2000

                               GENERAL INFORMATION

               This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board of Directors") of Diodes Incorporated (the "Company") for use at the annual meeting (the "Meeting") of the stockholders of the Company to be held on Monday, June 12, 2000, at the Radisson Hotel, 30100 Agoura Road, Agoura Hills, California 91301, at 10:00 a.m. (California time) and at any adjournment or postponement thereof. C.H. Chen and Carl Wertz, the designated proxyholders (the "Proxyholders"), are members of the Company's management. Only stockholders of record (the "Stockholders") on April 21, 2000 (the "Record Date") are entitled to notice of and to vote in person or by proxy at the Meeting or any adjournment or postponement thereof. This Proxy Statement and the enclosed proxy card (the "Proxy") first will be mailed to Stockholders on or about May 5, 2000.

MATTERS TO BE CONSIDERED

               The matters to be considered and voted upon at the Meeting will be:

                      1. ELECTION OF DIRECTORS. To elect eight persons to the Board of Directors of the Company, each to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. The Board of Directors' nominees are: C.H. Chen, Michael R. Giordano, David Lin, M.K. Lu, Shing Mao, Leonard M. Silverman, Raymond Soong, and John M. Stich.

                      2. AMENDMENT OF CERTIFICATE OF INCORPORATION. To approve an amendment to Article Four of the Company's Certificate of Incorporation to increase its authorized shares of Common Stock from 9,000,000 to 30,000,000.

                      3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS. To ratify the appointment of Moss Adams LLP as the Company's independent certified public accountants for the year ending December 31, 2000.

                      4. OTHER BUSINESS. To transact such other business as properly may come before the Meeting or any adjournment thereof.


COST OF SOLICITATION OF PROXIES

               This Proxy solicitation is made by the Board of Directors of the Company, and the Company will bear the costs of this solicitation, including the expense of preparing, assembling, printing and mailing this Proxy Statement and any other material used in this solicitation of Proxies. This solicitation of Proxies will be made by mail and may be supplemented by telephone or other personal contact to be made without special compensation by regular officers and employees of the Company. If it should appear desirable to do so to ensure adequate representation at the Meeting, officers and regular employees may communicate with Stockholders, banks, brokerage houses, custodians, nominees and others, by telephone, facsimile transmissions, telegraph, or in person to request that Proxies be furnished. The Company will reimburse banks, brokerage houses, and other custodians, nominees and fiduciaries, for their reasonable expenses in forwarding proxy materials to their principals. The total estimated cost for the solicitation of Proxies is $10,000.

OUTSTANDING SECURITIES AND VOTING RIGHTS; REVOCABILITY OF PROXIES

               The authorized capital of the Company consists of (i) 9,000,000 shares (30,000,000 shares if the proposed amendment is approved) of common stock ("Common Stock"), $0.66-2/3 par value, of which 6,078,356 shares were issued and outstanding on the Record Date (with an additional 717,115 shares held as Treasury Stock) and (ii) 1,000,000 shares of Class A Preferred Stock, $1.00 par value ("Class A Preferred Stock"), of which no shares were issued and outstanding on the Record Date. The Common Stock and the Class A Preferred Stock are collectively referred to as the "Stock." A majority of the outstanding shares of the Common Stock constitutes a quorum for the conduct of business at the Meeting. Abstentions will be treated as shares present and entitled to vote for purposes of determining the presence of a quorum.

               Each Stockholder is entitled to one vote, in person or by proxy, for each share of Common Stock standing in his or her name on the books of the Company as of the Record Date on any matter submitted to the Stockholders, except that in connection with the election of directors, each Stockholder has the right to cumulate votes, provided that the candidates' names have been properly placed in nomination prior to commencement of voting and a Stockholder has given notice prior to commencement of voting of his or her intention to cumulate votes. If a Stockholder has given such notice, all Stockholders may cumulate their votes for all nominated candidates. Cumulative voting entitles a Stockholder to give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares of Common Stock owned by such Stockholder, or to distribute such Stockholder's votes on the same principle among as many candidates as the Stockholder shall think fit. The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. Discretionary authority to cumulate votes is hereby solicited by the Board of Directors and the return of the Proxy shall grant such authority.

               Of the shares of Common Stock outstanding on the Record Date, 2,045,093 (or approximately 38.1%) (the "Shares") were held in the name of Lite-On Power Semiconductor Corporation ("LPSC"). See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" for a discussion of the relationship among Vishay, Vishay/LPSC, LPSC and the Company. An additional 43,125 shares (or approximately 0.8%) were owned by directors and executive officers of the Company on the Record Date. LPSC and each director and executive officer has informed the Company that it will vote "FOR" the election of the nominees to the Board of Directors identified herein, "FOR" the amendment to the Certificate of Incorporation, and "FOR" the appointment of Moss Adams LLP as the Company's independent auditors.

               Each proposal described herein, other than the election of directors, requires the affirmative vote of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. Accordingly, abstentions from voting on any matter, other than the election of directors, will have the effect of a vote "AGAINST" such matter, while broker non-votes will not be counted as votes cast for or against such matters.

               A Proxy for use at the Meeting is enclosed. The Proxy must be signed and dated by you or your authorized representative or agent. Telegraphed, cabled or telecopied Proxies are also valid. You may revoke a Proxy at any time before it is exercised at the Meeting by submitting a written revocation to the Secretary of the Company or a duly executed Proxy bearing a later date or by voting in person at the Meeting.

               Brokers and nominees holding Common Stock in "street name" which are members of a stock exchange are required by the rules of the exchange to transmit this Proxy Statement to the beneficial owner of the Common Stock and to solicit voting instructions with respect to the matters submitted to the Stockholders. In the event any such broker or nominee has not received instructions from the beneficial owner by the date specified in the statement accompanying such material, the broker or nominee may give or authorize the giving of a Proxy to vote such Common Stock on the matters to be considered at the Meeting; provided, however, that the broker or nominee may not give or authorize the giving of a Proxy for any matter if it has notice of any contest with respect to any matter, and, provided further, that the broker or nominee may not vote the Common Stock "FOR" any matter which substantially affects the rights or privileges of the Common Stock without specific instructions from the beneficial owner. If you hold Common Stock in "street name" and you fail to instruct your broker or nominee as to how to vote such Common Stock, your broker or nominee may, in its discretion, vote such Common Stock "FOR" the election of the Board of Director's nominees and "FOR" the appointment of Moss Adams LLP as the Company's independent auditors, but not with respect to the amendment to the Company's Certificate of Incorporation.

               Unless revoked, the shares of Common Stock represented by Proxies will be voted in accordance with the instructions given thereon. In the absence of any instruction in the Proxy, your shares of Common Stock will be voted "FOR" the election of the nominees for director set forth herein and "FOR" the other proposals described herein.

               Recently, the Securities and Exchange Commission (the "SEC") amended its rule governing a company's ability to use discretionary proxy authority with respect to shareholder proposals with were not submitted by the shareholders in time to be included in the proxy statement. As a result of that rule change, in the event a shareholder proposal was not submitted to the Company prior to March 17, 2000, the enclosed Proxy will confer authority on the Proxyholders to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the Meeting. As of the date hereof, no shareholder proposal has been submitted to the Company, and management is not aware of any other matters to be presented for action at the Meeting. However, if any other matters properly come before the Meeting, the Proxies solicited hereby will be voted by the Proxyholders in accordance with the recommendations of the Board of Directors. Such authorization includes authority to appoint a substitute nominee or nominees to the Board of Directors' nominees identified herein where death, illness or other circumstances arise which prevent any such nominee for directors from serving in such position and to vote such Proxy for such substitute nominee.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

               The following table sets forth the beneficial ownership of Common Stock as of the Record Date by (i) each person known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock (other than depositories), (ii) each executive officer, director and nominee for director of the Company, and (iii) all directors and executive officers as a group:

                                                        AMOUNT AND
                                                         NATURE OF
                                                         BENEFICIAL        PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER (1)              OWNERSHIP (2)(3)     CLASS (3)
-------------------------------------------------------------------------------------
Lite-On Power Semiconductor Corporation ("LPSC")         2,045,093(4)           38.1%
Fidelity Management & Research Company                     457,400               8.5%
Bentley Capital Management                                 439,800               8.2%
Dimensional Fund Advisors, Inc.                            310,800               5.8%
Raymond Soong                                              220,000(5)            3.9%
C.H. Chen                                                       --                 *
Michael R. Giordano                                         46,000(6)              *
David Lin                                                       --                 *
M.K. Lu                                                     40,000(5)              *
Shing Mao                                                   60,000(5)            1.1%
Leonard M. Silverman                                        34,000(5)              *
John M. Stich                                                   --                 *
Joseph Liu                                                 120,000(7)            2.2%
Mark King                                                   62,500(5)            1.2%
Carl Wertz                                                  20,459(8)              *
All directors and executive officers as a group (11
persons)                                                   602,959(9)           10.2%

    * Less than 1%.

                                         (Footnotes continued on following page)

(Footnotes continued from previous page)

(1) The address of LPSC is 28-1, Wu Shin Street, Ta Wu Lung Industrial Zone, Keelung City, Taiwan, R.O.C. The address of the directors and executive officers of the Company is 3050 E. Hillcrest Drive, Westlake Village, California 91362. The address of Fidelity Management & Research Company is 82 Devonshire Street, Boston, MA 02109-3614. The address of Dimensional Fund Advisors is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. The address of Bentley Capital Management is 520 Madison Avenue, 41st Floor, New York, NY 10022.

(2) The named stockholder has sole voting power and investment power with respect to the shares listed, except as indicated and subject to community property laws where applicable.

(3) Shares which the person (or group) has the right to acquire within 60 days after the Record Date are deemed to be outstanding in calculating the beneficial ownership and the percentage ownership of the person (or group) but are not deemed to be outstanding as to any other person or group. Percent of class total does not take into account 717,115 shares held as treasury stock.

(4) LPSC, which holds 2,045,093 shares of Common Stock, as the record holder, is a wholly-owned subsidiary of the Lite-On Group.

(5) Represents shares of Common Stock, which the named individual has the right to acquire within 60 days of the Record Date, by the exercise of vested stock options.

(6) Includes 1,000 shares of Common Stock held in the name of PaineWebber Trust for the IRA of Mr. Giordano and 15,000 shares of Common Stock which Mr. Giordano has the right to acquire within 60 days of the Record Date, by the exercise of vested stock options.

(7) Includes 110,000 shares of Common Stock, which Mr. Liu has the right to acquire within 60 days of the Record Date, by the exercise of vested stock options.

(8) Includes 18,334 shares of Common Stock, which Mr. Wertz has the right to acquire within 60 days of the Record Date, by the exercise of vested stock options.

(9) Includes 559,834 shares which the directors and executive officers have the right to acquire within 60 days of the Record Date, by the exercise of vested stock options, and excludes an additional 133,332 shares which the directors and executive officers will have the right to acquire upon the exercise of stock options, which options will become exercisable in installments more than 60 days after the Record Date.


                      PROPOSAL ONE - ELECTION OF DIRECTORS

DIRECTORS AND EXECUTIVE OFFICERS

               The Company's Bylaws provide that the number of directors shall be determined from time to time by the Board of Directors, but may not be less than five nor more than seventeen. Currently, the Board of Directors has fixed the number of directors at eight. The Bylaws further provide for the election of each director at each annual meeting of stockholders.

               The persons named below have been nominated for election to the Board of Directors to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. All nominees have indicated their willingness to serve and, unless otherwise instructed, Proxies will be voted in such a way as to elect as many of these nominees as possible under applicable voting rules. In the event that any of the nominees should be unable to serve as a director, it is intended that the Proxies will be voted for the election of such substitute nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any nominee will be unavailable.

               None of the directors, nominees for director or executive officers were selected pursuant to any arrangement or understanding, other than with the directors and executive officers of the Company acting within their capacity as such. There are no family relationships among directors or executive officers of the Company as of the date hereof, and, except as set forth, as of the date hereof, no directorships are held by any director in a company which has a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940. Officers serve at the discretion of the Board of Directors.

               The following table sets forth certain biographical information of the nominees for director and the executive officers of the Company as of the Record Date. The term of office of each director expires with the next annual meeting of stockholders or when a successor is elected and qualified:

                                                                                               DIRECTOR
OFFICERS AND DIRECTORS              AGE            POSITION WITH THE COMPANY                   SINCE (1)
-------------------------------- ---------- ------------------------------------------------   ----------
Raymond Soong (2)............       58      Chairman of the Board of Directors                   1993
C.H. Chen (3)................       57      President and Chief Executive Officer; Director      2000
                                            Director
Michael R. Giordano (4)......       53      Director                                             1990
David Lin (5)................       53      Director                                             1991
M.K. Lu (6)..................       51      Director                                             1995
Shing Mao (7)................       64      Director                                             1990
Leonard M. Silverman (8).....       60      Director                                             1995
John M. Stich (9)............       58      Nominee for Director                                 2000
Joseph Liu (10)..............       58      Vice President, Far East Operations                   --
Mark King (11)...............       41      Vice President, Sales and Marketing                   --
Carl Wertz (12)..............       45      Chief Financial Officer, Secretary and Treasurer      --

(1)    Directors are elected at each annual meeting of stockholders.

(2) Mr. Soong has been the Chairman of the Board of Silitek Corporation since 1990 and has been Chairman of the Board of LPSC since 1992. See "General
       - Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" for a discussion of the relationships among Silitek, Vishay, Vishay/LPSC, LPSC and the Company. Since 1995, Mr. Soong has also been a director of FabTech, a subsidiary of LPSC, with whom the Company entered into an agreement in February 1996, whereby Diodes gained a new supply of processed wafers used in the manufacture of several types of discrete semiconductors. Mr. Soong is a graduate of the National Taipei Institute of Technology's Electronic Engineering Department. After serving as a senior engineer for RCA and as a chief engineer for Texas Instruments, Mr. Soong, together with several of his coworkers, founded Taiwan Liton Electronic Co. Ltd. ("Taiwan Liton") in 1975. Taiwan Liton, which manufactures electronic components and subsystems, is an affiliate of Silitek through common control, and its stock is listed on the Taipei Stock Exchange. Mr. Soong is also Chairman of the Board of Taiwan Liton, and the Company's manufacturing subsidiary in Shanghai, China ("Diodes-China").

(3) Mr. Chen was appointed President and Chief Executive Officer of the Company on March 30, 2000. From 1969 to 1990, Mr. Chen held various positions at Texas Instruments, most recently as Vice President of Texas Instruments-Taiwan. In 1990, he left Texas Instruments to found Dyna Image Corp., a Lite-On Group company (now listed on the Taiwan OTC market) that has become the world's leading supplier of contact image sensors (CISs), which are key components in fax machines and scanners. Mr. Chen is currently the Vice Chairman and President of Dyna Image Corp.


                                         (Footnotes continued on following page)

(Footnotes continued from previous page)

(4) Mr. Giordano joined the investment banking firm of Paine Webber Incorporated as a Senior Vice President-Investment Consulting when PaineWebber acquired his previous employer, Kidder Peabody and Company, Inc. Mr. Giordano advises corporations, foundations, trusts, and municipal governments in investments and finance. Mr. Giordano was with Kidder Peabody since 1979. Formerly a captain and pilot in the United States Air Force, Mr. Giordano received his Bachelor of Science degree in Aerospace Engineering from California State Polytechnic University and his Masters degree in Business Administration (Management and Finance) from the University of Utah. Mr. Giordano also did post-graduate work in International Investments at Babson College. Mr. Giordano was Chairman of the Board and Chief Executive Officer of the Leo D. Fields Co. from 1980 to 1990, when it was acquired by GWC Holdings. Mr. Giordano is Chairman of the Company's Audit Committee and Compensation and Options Committee, and is a member of the Executive Committee.

(5) Mr. Lin served as President and Chief Executive Officer of the Company from March 1993 to October 1997. Mr. Lin has been a director of the Company since 1991. Mr. Lin is also President of Silitek and had served as Executive Vice President of Silitek since 1990, prior to becoming President. See "General - Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" for a discussion of the relationships among Silitek, Vishay, Vishay/LPSC, LPSC and the Company. Mr. Lin was previously President of Texas Instruments Asia, Limited, in Taiwan from 1982 to 1990. Mr. Lin has been a director of LPSC since 1991 and a director of Maxi Switch, Inc., a U.S. based computer keyboard manufacturer and a member of the Lite-On Group, since 1990. Mr. Lin is also a director of Diodes-China.

(6) Since June 1998, Mr. Lu has been Group Vice President of the Lite-On Group and President and Chief Executive Officer of Actron Technology Corporation, a manufacturer of pressfit diodes. From 1991 to June 1998, Mr. Lu was President and a director of LPSC. Mr. Lu was also re-appointed President of LPSC in March 2000. From 1983 to 1990, Mr. Lu was General Manager/Vice President of Silitek. See "General - Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" for a discussion of the relationship between Silitek, Vishay, Vishay/LPSC, LPSC and the Company. Since 1995, Mr. Lu has been a director of FabTech. Mr. Lu earned his Bachelor degree in Electrical Engineering at Tatung Institute of Technology and is a graduate of the Institute of Administration at National Chengchi University. Mr. Lu is also a member of the Chinese Management Association and the Chinese Association for Advancement of Management, and is a director of the Diodes-China joint venture.

(7) Since 1988, Dr. Mao has been Chairman of the Board of Lite-On, Inc., a California corporation located in Milpitas, California, and a wholly owned subsidiary of Taiwan Liton. See "General - Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions" for a discussion of the relationships among Silitek, Vishay, Vishay/LPSC, LPSC and the Company. Since 1989, Dr. Mao has been a director of Dyna Investment Co., Ltd. of Taiwan, a venture capital company, and a director of LPSC. Since 1995, Dr. Mao has also been a director of FabTech. Before joining Lite-On, Dr. Mao served in a variety of management positions with Raytheon Company for four years, with Texas Instruments for 11 years, and with UTL Corporation (later acquired by Boeing Aircraft Company) for seven years. Dr. Mao earned his Ph.D. degree in electrical engineering at Stanford University in 1963. Dr. Mao is a member of the Company's Executive Committee, the Company's Audit Committee, and the Company's Compensation and Options Committee.

(8) Since 1984, Dr. Silverman has been the Dean of Engineering at the University of Southern California ("USC"), and has been employed by USC since 1968. Dr. Silverman is internationally known for his pioneering work in the theory and application of multi-variable control systems and signal processing and has more than 100 publications to his credit. Dr. Silverman has been honored as a Fellow of the IEEE, as a Distinguished Member of the IEEE Control Society, and has received a Centennial Medal of the IEEE. He has also received election to the National Academy of Engineering, one of the highest honors that can be bestowed on an engineer. Dr. Silverman also serves on the Board of Directors for Advanced Micro Devices and Netter Digital Entertainment, Inc., as well as for the Colachis Foundation, the Lord Foundation, and the M.C. Gill Foundation. Dr. Silverman earned his A.B., B.S., M.S. and Ph.D. degrees in Electrical Engineering at Columbia University during the period 1961 through 1966. Dr. Silverman is Chairman of the Company's Executive Committee and a member of the Company's Audit Committee.


                                         (Footnotes continued on following page)

(Footnotes continued from previous page)

(9) Mr. Stich currently serves as the President and Chief Operating Officer of The Asian Network, a consulting company that specializes in assisting hi-tech companies to expand their business in Asia. Prior to this position, Mr. Stich was the Chief Marketing Officer for Texas Instruments ("TI") in Japan with responsibility for TI's sales and marketing in Japan from 1994 to 1999. Mr. Stich joined TI in 1964, and has served in various management positions, including Marketing Manager for TI Asia in Tokyo from 1970 to 1972, Marketing Director in Taiwan from 1978 to 1982, Managing Director of TI-Hong Kong from 1982 to 1991, and Vice President-Semiconductors for TI Asia from 1991 to 1994. Mr. Stich has also been active in leading various industry associations. This included serving as Governor for the American Chamber of Commerce in Japan and in Hong Kong, and Chairman of the Semiconductor Industry Association (Japan Chapter).

(10) In May 1998, Mr. Liu was appointed President of Vishay/LPSC and Vice President, Far East Operations for the Company, the former position for which he served until March 2000, when Vishay agreed to sell its 65% interest in the Vishay/LPSC joint venture to the Lite-On Group, the 35% owner. Mr. Liu continues to serve as the Company's Vice President, Far East Operations. Mr. Liu had served as Vice President, Operations of the Company since 1994 and Chief Financial Officer and Secretary since 1990. Mr. Liu was the Company's Vice President, Administration from 1990 to 1994. Prior to joining the Company, Mr. Liu held various management positions with TI, Dallas, since 1971, including Planning Manager, Financial Planning Manager, Treasury Manager, Cost Accounting Manager and General Accounting Manager with TI Taiwan, Ltd. in Taipei; from 1981 to 1986 as Controller with TI Asia in Singapore and Hong Kong; from 1986 to 1989 as Financial Planning Manager, TI Latin America Division (for TI Argentina, TI Brazil, and TI Mexico) in Dallas; and from 1989 to 1990 as Chief Coordinator of Strategic Business Systems for TI Asia Pacific Division in Dallas. Mr. Liu is also President and a director of Diodes-China. See "Certain Relationships and Related Transactions" for a discussion of the relationships between Diodes-China and the Company.

(11) Mr. King, the Company's Vice President, Sales since 1991, was appointed the Company's Vice President, Sales and Marketing in May 1998. Before joining the Company, Mr. King served for nine years in various sales management positions at Lite-On, Inc., a California corporation located in Milpitas, California, and a manufacturer of optoelectronic products.

(12) Mr. Wertz, the Company's Controller since 1993, was appointed the Company's Chief Financial Officer, Secretary and Treasurer on May 28, 1998. Before joining the Company, Mr. Wertz served in various financial and accounting positions, most recently as Controller of Westco Products, a manufacturer and distributor of food products, headquartered in Pico Rivera, California. Mr. Wertz, a licensed CPA, began his accounting career with Deloitte & Touche LLP.


       COMMITTEES OF THE BOARD OF DIRECTORS

               The Board of Directors has a standing Audit Committee, a Compensation and Options Committee, and an Executive Committee, each of which consists of two or more directors who serve at the discretion of the Board of Directors. The members of each Committee are as follows:

AUDIT COMMITTEE              COMPENSATION AND OPTIONS COMMITTEE         EXECUTIVE COMMITTEE
---------------              ----------------------------------         -------------------
Michael R. Giordano*         Michael R. Giordano*                       Dr. Leonard M. Silverman*
Dr. Shing Mao                Dr. Shing Mao                              Michael. R. Giordano
Dr. Leonard M. Silverman                                                Dr. Shing Mao

* Chairman

               The Audit Committee makes recommendations to the Board of Directors regarding the engagement of the Company's independent auditors, reviews the plan, scope and results of the audit, reviews with management the Company's policies and procedures with respect to internal accounting and financial controls and reviews changes in accounting policy and the scope of the non-audit services which may be performed by the Company's independent auditors. The Audit Committee also monitors policies to prohibit unethical, questionable or illegal activities by the Company's employees.

               The Compensation and Options Committee makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key employees of the Company including awards under the Company's Incentive Bonus Plan. The Compensation and Options Committee also administers the Company's 1993 Incentive Stock Option Plan ("1993 ISO Plan"), the 1993 Non-Qualified Stock Option Plan ("1993 NQO Plan"), the 1984 Non-Qualified Stock Option Plan ("1984 NQO Plan"), and Company's 401(k) profit sharing plan (the "401(k) Plan").

               The Executive Committee promotes communication between the management and the Board of Directors by receiving the periodic reports of the management of the Company on the business, results of operations and prospects of the Company.

               The Board of Directors met four times during fiscal year 1999. The Compensation and Options Committee, the Audit Committee, and the Executive Committee each met two times during fiscal year 1999. All of the persons who were directors of the Company or members of committees were present for at least 75% of the meetings during fiscal year 1999.

EMPLOYEE BENEFITS PLANS

               The 1993 Incentive Stock Option Plan (the "1993 ISO Plan) provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to purchase up to 1,000,000 shares of the Company's Common Stock. Options granted under the 1993 ISO Plan are not transferable, except by will or the laws of descent or distribution. A vested but unexercised option is normally exercisable for 90 days after termination of employment, other than by death or retirement. In the event of death, unvested options are accelerated to maturity. An option granted under the 1993 ISO Plan may not be priced at less than 100% of fair market value on the date of grant and expires ten years from the date of grant. As of the Record Date, 225,170 shares have been issued on the exercise of options granted under the 1993 ISO Plan, and there were 530,830 shares subject to outstanding options, and 244,000 shares available for issuance upon the exercise of options, granted under the 1993 ISO Plan.

               The 1993 Non-Qualified Stock Option Plan (the "1993 NQO Plan") became effective retroactively to July 6, 1993, upon approval by the shareholders at the Company's 1994 annual meeting. The 1993 NQO Plan provides for the grant of options which do not qualify as incentive stock options under
Section 422 of the Code, to purchase up to 1,000,000 shares of the Company's authorized Common Stock. Options may be exercised by the optionee during his or her lifetime or after his or her death by those who have inherited by will or intestacy. A vested but unexercised option is normally exercisable for 90 days after termination of employment, other than by death or retirement. In the event of death, unvested options are accelerated to maturity. The shares to be issued upon exercise of options under the 1993 NQO Plan require a three-year vesting period. An option granted under the 1993 NQO Plan may not be priced at less than 100% of fair market value on the date of grant and expires ten years from the date of grant. As of the Record Date, 271,000 shares have been issued on the exercise of options granted under the 1993 NQO Plan, and there were 504,000 shares subject to outstanding options, and 225,000 shares available for issuance upon the exercise of options, granted under the 1993 NQO Plan.

               The Company's Incentive Bonus Plan provides that unless and until the Board of Directors decides otherwise, if the Board of Directors fixes a cash equivalency or dollar value or amount to an employee bonus and determines (i) to pay the employees a bonus, and (ii) to pay such bonus in the form of shares of the Common Stock of the Company, then the number of shares to be awarded to the employee may be determined by dividing the dollar amount of the bonus by the fair market value of one share of Common Stock. The Board of Directors may elect not to establish the bonus in terms of a dollar amount and in lieu thereof fix a number of shares of Common Stock to award to the employee.

               The Company maintains a 401(k) profit sharing plan for the benefit of qualified employees. Employees who participate may elect to make salary deferral contributions to the Plan up to 6% of the employees' eligible payroll. The Company makes a contribution of $1 for every $2 contributed by the participant. In addition, the Company may make a discretionary contribution to the entire qualified employee pool, in accordance with the 401(k) Plan.

COMPENSATION OF DIRECTORS

               Each director of the Company receives (i) a fee of $750 for each meeting of the Board of Directors attended, and (ii) a fee of $500 for each meeting in which such director participates by telephone. No additional amounts are paid to directors for committee participation or special assignments. The Board of Directors may modify such compensation in the future. Both employee and non-employee directors are eligible to receive grants of stock options.

      COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

          Under Section 16(a) of the Exchange Act, the Company's directors, executive officers and any persons holding ten percent or more of the Common Stock are required to report their ownership of Common Stock and any changes in that ownership to the Securities and Exchange Commission (the "SEC") and to furnish the Company with copies of such reports. Specific due dates for these reports have been established and the Company is required to report any failure to file on a timely basis by such persons. Based solely upon a review of copies of reports filed with the SEC during the fiscal year ended December 31, 1999, all reporting persons filed reports on a timely basis except Messrs. Giordano, Mao and Silverman who filed a Form 5 for stock options granted in 1999 in April 2000. To avoid the inadvertent failure of directors, executive officers and stockholders to timely file these reports in the future, the Company will periodically advise such persons of their filing obligations.


                 EXECUTIVE COMPENSATION AND RELATED INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

          The following sets forth certain summary information concerning compensation paid or accrued by the Company to its Chief Executive Officer and to each of the other three most highly compensated executive officers (the "Named Executives") for each of the fiscal years ended December 31, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                       Long Term Compensation
                                                                             ---------------------------------------
                                             Annual Compensation                      Awards               Payouts
                                   ----------------------------------------  -----------------------      ----------
                                                                 Other                    Securities                       All
Name and                                                         Annual      Restricted   Underlying                      Other
Principal                                                        Compen-       Stock       Options/         LTIP         Compen-
Position                Year       Salary($)        Bonus($)   sation($)(1)   Awards($)    SARs (#)       Payouts($)    sation($)
-----------------      -------     ---------        --------   ------------  ----------   ----------      ----------    ---------
C.H. CHEN                 1999          --(2)            --           --           --           --              --           --
President
and Chief
Executive Officer

MICHAEL A                 1999          --(2)       265,600       28,300           --           --              --           --
ROSENBERG                 1998           --              --       17,800           --           --              --           --
Former President          1997           --              --           --           --           --              --           --
and Chief
Executive Officer

JOSEPH LIU                1999      150,000         199,200       59,200           --           --              --           --
Vice President,           1998      140,000          49,600       43,200           --           --              --           --
Far East                  1997      120,000          99,300       28,700           --           --              --           --
Operations

MARK KING                 1999      150,000         199,200       37,700           --           --              --           --
Vice President,           1998      110,000          35,000       19,200           --       40,000(4)           --           --
Sales and                 1997       99,000          74,500       22,600           --           --              --           --
Marketing

CARL WERTZ                1999      107,000         116,200       29,600           --           --              --           --
Chief Financial           1998       87,000(3)       27,300       13,500           --       25,000(4)           --           --
Officer,                  1997       70,000          14,500       14,800           --           --              --           --
Secretary and
Treasurer


                                         (Footnotes continued on following page)

(Footnotes continued from previous page)

(1) Certain of the Company's executive officers receive personal benefits in addition to salary and cash bonuses, including, but not limited to, auto allowances, life insurance payable at the direction of the employee, contributions under the Company's 401(k) Plan, and group health insurance. This amount is reported only when the aggregate amount of such personal benefits exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported for the Named Executives.

(2) Mr. Chen was appointed President and Chief Executive Officer on March 30, 2000. Mr. Rosenberg served as President and Chief Executive Officer from October 1997 until March 2000. Until 1999, Mr. Rosenberg received no direct compensation from the Company, other than issuance of the Company's stock options and reimbursement of expenses while on Company business. In addition, Mr. Rosenberg received cash compensation directly from Vishay for his services as a consultant to Vishay Intertechnology, Inc. ("Vishay"). See "Certain Relationships and Related Transactions" for a discussion of the relationship among Vishay, Vishay/LPSC, LPSC and the Company and "Employment Contracts" for a description of Mr. Rosenberg's severance arrangements.

(3) Mr. Wertz, the Company's Controller since 1993, was appointed as the Company's Chief Financial Officer, Secretary and Treasurer on May 28, 1998.

(4) Options granted in 1998 were issued pursuant to the Company's 1993 ISO Plan at exercise prices of $5.00, $7.50 and $10.00, and are exercisable annually in three equal amounts over a three year vesting period.


STOCK OPTION EXERCISES AND HOLDINGS

               The following table contains certain information with respect to the Named Executives concerning the exercise of options during the fiscal year ended December 31, 1999 and unexercised options held by the Named Executives as of December 31, 1999:

              AGGREGATED OPTION / SAR EXERCISES IN FISCAL YEAR 1999
                        AND FISCAL YEAR-END OPTION VALUES

                              SHARES                                                           VALUE OF UNEXERCISED
                             ACQUIRED                          NUMBER OF UNEXERCISED        "IN-THE-MONEY" OPTIONS/SAR
                                ON            VALUE         OPTIONS/SARS AT 12/31/99(#)         AT 12/31/99 ($) (1)
                             EXERCISE        REALIZED       ---------------------------     ---------------------------
        NAME                   (#)              ($)         Exercisable   Unexercisable     Exercisable   Unexercisable
----------------------      ----------      ----------      -----------   -------------     -----------   -------------
C.H. Chen                           --              --              --              --              --              --
Michael A. Rosenberg                --              --          50,000              --         857,500              --
Joseph Liu                          --              --         110,000              --       1,712,500              --
Mark King                           --              --          75,834          26,666       1,165,324         339,992
Carl Wertz                          --              --          18,334          16,666         292,511         212,492

(1) The value of unexercised "in-the-money" options is the difference between the closing sale price of the Company's Common Stock on December 31, 1999 ($21.50 per share) and the exercise price of the option, multiplied by the number of shares subject to the option.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

               Mr. Rosenberg's employment terminated effective March 31, 2000. Pursuant to a separation agreement, the Company will pay Mr. Rosenberg's $493,121, which includes severance, bonus, and relocation expenses, among others. With the exception of those stock options which have already vested, all stock options granted to Mr. Rosenberg have terminated.


REPORT OF THE COMPENSATION AND OPTIONS COMMITTEE OF THE BOARD OF DIRECTORS TO STOCKHOLDERS

               The Report of the Compensation and Options Committee of the Board of Directors shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                REPORT OF THE COMPENSATION AND OPTIONS COMMITTEE

               The Compensation and Options Committee (the "Committee") consists of two directors, Dr. Shing Mao and Michael R. Giordano who are not employees or former employees of the Company. The Compensation and Options Committee makes recommendations to the Board of Directors regarding compensation, benefits and incentive arrangements for officers and other key employees of the Company including awards under the Company's Incentive Bonus Plan. The Committee also administers the Company's 1993 ISO, and the Company's 1993 NQO Plan.

               The Company's policy in compensating executive officers is to establish methods and levels of compensation that will provide strong incentives to promote the profitability and growth of the Company and reward superior performance. Compensation of executive officers includes base salary, performance-based incentive bonuses and stock-based programs. The Company's general approach to compensating executive officers is to pay cash salaries which are competitive with salaries paid to executives of other companies in the Company's industry, which are of similar size and engaged in a similar line of business, and to employ a subjective assessment of the individual's experience and past and potential contribution to the Company. Salaries are established by the Committee based on the Committee's subjective assessment of the executive's scope of responsibility, level of experience, individual performance, and contribution to the business.

               The Company believes that the emphasis on performance-based and stock-based compensation serves to align the interests of the executive officers with the interests of the Company's stockholders. The Company also seeks to establish overall compensation levels that are sufficiently competitive to attract, retain, and motivate highly competent management personnel. Base salaries for Messrs. King, Liu, and Wertz are paid in accordance with subjective criteria set by the President and Chief Executive Officer of the Company. The performance-based incentive bonuses are paid in accordance with subjective criteria, which is based on specific financial performance results against goals established prior to the start of the fiscal year.

        COMPENSATION FOR THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

               The Company paid no cash compensation, other than expense reimbursement, to Michael A. Rosenberg, the Company's President and Chief Executive Officer from his appointment in October 1997 through 1999, except for a bonus in the amount of $265,600 for 1999. Mr. Rosenberg was however, eligible to participate in, and receive stock option grants through, the Company's 1993 NQO Plan. Shares granted to Mr. Rosenberg previously were for his services as a member of the Company's Board of Directors.

               Mr. C.H. Chen was appointed President, Chief Executive Officer, and a director of the Company on March 30, 2000. Mr. Chen is currently the Vice Chairman and President of Dyna Image Corporation, a Lite-On Group company (now listed on the Taiwan OTC market) that has become the world's leading supplier of CISs, which are key components in fax machines and scanners. It has not yet been determined what amount, if any, Mr. Chen will be compensated by the Company for his services as President and Chief Executive Officer of the Company. Stock options that may be granted to Mr. Chen in the future will be based upon the Committee's subjective assessment of the performance of Mr. Chen and the Company.

        STOCK OPTIONS

               The Committee strongly believes that the interests of senior management must be closely aligned with those of the Company's stockholders. Stock options are granted to officers and selected employees whose contributions and skills are important to the long-term success of the Company. Stock options granted to executive officers to date have been granted at no less than the fair market value as of the date of grant with a ten-year term. If employment is terminated, the term of the grant is 90 days from the termination date. To encourage retention, the ability to exercise options granted under the plans is subject to vesting restrictions. The Committee's policy is to award an initial grant at the date of employment, which vests over three years, and is in recognition of the executive officer's potential contribution to the Company. The three-year vesting period may be increased or decreased at the Committee's discretion. After three years, it is at the Committee's discretion to award additional grants based upon future contribution. Decisions made by the Committee regarding the timing and size of other option grants take into consideration Company and individual performance, competitive market practices, and the size and term of option grants made in prior years. The Committee does not consider current option holdings when granting additional options.

               The Company's stock option plans have been amended and approved by the stockholders so stock options that have been awarded can qualify for exclusion under Section 162(m) of the Internal Revenue Code of 1986 as performance-based compensation.


                    Dated: April 3, 2000
                    Compensation and Options Committee of the Board of Directors Michael R. Giordano
                    Shing Mao


COMPENSATION AND OPTIONS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

               The Compensation and Options Committee consists of two directors, Michael R. Giordano and Dr. Shing Mao. No person who served as a member of the Company's Compensation and Options Committee during the 1999 fiscal year has ever been an officer or employee of the Company or any of its subsidiaries.

PERFORMANCE GRAPH

               Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return of the Company's Common Stock against the cumulative total return of the American Stock Exchange Market Index ("AMEX Market Index") and a Company-constructed electronics manufacturing and distribution peer group for the five fiscal years ending December 31, 1999. The graph is not necessarily indicative of future price performance.

               The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
      AMONG DIODES INCORPORATED, AMEX MARKET INDEX AND PEER GROUP INDEX (1)




                              [PERFORMANCE GRAPH]




TOTAL RETURN ANALYSIS                    1994        1995        1996        1997        1998        1999
------------------------------------   ---------   ---------   ---------   ---------   ---------   ---------
DIODES INCORPORATED                    $     100   $  210.00   $  144.99   $  194.99   $  100.00   $  429.98
AMEX MARKET INDEX                            100      128.90      136.01      168.35      202.88      243.17
PEER GROUP INDEX (WEIGHTED AVERAGE)          100      203.53      172.25      277.01      346.72    1,604.94

(1) The graph assumes $100 invested on December 30, 1994 in the Common Stock of the Company, the stock of the companies in the AMEX Market Index, and in the stocks of the peer group companies, and that all dividends received within a quarter, if any, were reinvested in that quarter. The peer group companies consist of Microsemi Corporation, Nu-Horizons Electronics Corporation, Siliconix, Inc., Semtech Corporation, Sterling Electronics Corporation, Savior Technology Group, and Taitron Components, Inc. Unitrode Corporation, acquired by Texas Instruments Incorporated, and Sterling Electronics Corporation, acquired by Avnet Incorporated, ceased trading in October 1999 and January 1998, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

               LPSC is the record owner of 38.7% and 38.1%, of the Company's issued and outstanding Common Stock, excluding treasury stock, at December 31, 1999, and the Record Date, respectively. In August 1997, the ownership of LPSC was transferred to Vishay/LPSC, a joint venture between the Lite-On Group and Vishay. In March 2000, Vishay agreed to sell its 65% interest in the Vishay/LPSC joint venture to the Lite-On Group, the 35% owner.

               For the year ended December 31, 1999, approximately $17,373,000, or 22%, of the Company's sales were from product manufactured by Vishay/LPSC. These products, which were also available generally from other sources, were negotiated at prices competitive with prices charged by other vendors of similar products in similar quantities. There are no special or exclusive trading agreements or understandings between the Company and Vishay/LPSC, other than the Company's previously filed marketing agreement with Vishay/LPSC.

               In February 1996, under a compensation-trade agreement, the Company advanced $2.5 million in cash to a related party vendor, FabTech Incorporated, a wholly owned subsidiary of LPSC. Interest accrues monthly at an interest rate equal to the Company's borrowing interest rate on its long-term bank loan. Amounts advanced, including interest, are payable beginning in 1999 and expiring February 2001 when any outstanding balances become due on demand. The compensation-trade agreement allows the Company to recover interest and principal due by deducting a fixed amount per unit for products (silicon wafers) purchased from FabTech.

               The Company's Taiwan and China manufacturing facilities receive wafers from FabTech, among others. Output from the FabTech facility includes wafers used in the production of Schottky barrier diodes, fast recovery epitaxial diodes (FREDs), and other widely used value-added products. Schottky barrier diodes are employed in the manufacture of the power supplies found in personal computers, telecommunications devices and other applications where high frequency, low forward voltage and fast recovery are required.

               Mr. Soong, who became a director and Chairman of the Board of the Company effective March 1993, is also the Chairman of the Board of Silitek, LPSC, Taiwan Liton, and Diodes-China.

               Mr. Rosenberg, President, Chief Executive Officer and a director of the Company until March 31, 2000, also served as a consultant to Vishay, for which consulting services he was compensated by Vishay.

               Mr. Lin, who has been a director of the Company since 1991, was from March 1993 to October 1997, President and Chief Executive Officer of the Company. Mr. Lin is the President and a director of Silitek. Mr. Lin is also a director of Diodes-China.

               Silitek is affiliated through common ownership and control with Taiwan Liton, and both companies are members of the Lite-On Group. Both Silitek and Taiwan Liton are public corporations in Taiwan with stock registered on the Taipei Stock Exchange.

               Dr. Mao, who is a director of the Company, is Chairman of the Board of Lite-On Milpitas, a wholly-owned subsidiary of Taiwan Liton. Dr. Mao is also a director of LPSC, and since 1995, has also been a director of FabTech.

               Mr. Lu, who has been a director of the Company since 1995, is also Group Vice President of the Lite-On Group and President of LPSC. From 1983 to 1990, Mr. Lu was General Manager/Vice President of Silitek. Mr. Lu is also a director of Diodes-China.

               Mr. Chen, the Company's President and Chief Executive Officer since March 2000, is also the Vice Chairman and President of Dyna Image Corp., a Lite-On Group company.

               Mr. Giordano, a director of the Company and Senior Vice President-Investment Consulting at the investment banking firm of PaineWebber, Inc., has, from time to time, assisted directors and executive officers of the Company in stock option exercises and subsequent stock sales of the Company's Common Stock. Mr. Giordano is also the pension consultant for the Company's 401(k) plan and has, from time to time, in such capacity assisted Vishay/LPSC in stock transactions. Compensation received by Mr. Giordano for services rendered to the Company and Vishay/LPSC for services other than as a director in 1999 was less than $25,000.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
                  ELECTION OF THE BOARD OF DIRECTORS' NOMINEES.


     PROPOSAL TWO - APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION TO
                 INCREASE THE AUTHORIZED SHARES OF COMMON STOCK

               The Board of Directors has approved, declared advisable and recommends that the stockholders consider and approve an amendment (the "Amendment") to Article Four of the Company's Certificate of Incorporation (the "Certificate"), pursuant to which the authorized amount of shares of Common Stock would be increased from 9,000,000 shares to 30,000,000. The Certificate also currently authorizes the issuance of up to 1,000,000 shares of Class A Preferred Stock, of which no shares are issued and outstanding. The Amendment would not alter the authorized amount of Class A Preferred Stock.

PURPOSE AND EFFECTS OF THE AMENDMENT

               At the close of business on March 17, 2000, there were 6,072,522 shares of Common Stock issued and outstanding, including 717,115 shares of treasury stock. In addition, there were 1,040,664 shares of Common Stock issuable upon the exercise of outstanding stock options, and 469,000 shares were reserved in the aggregate for issuance pursuant to the Company's 1993 ISO Plan and 1993 NQO Plan.

               The Board of Directors believes that the flexibility provided by the Amendment to permit the Company to issue or reserve additional Common Stock, in the discretion of the Board of Directors, without the delay or expense of a special meeting of stockholders, is in the best interest of the Company and its stockholders. The Company has no present plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of Common Stock that would be authorized by adoption of the Amendment. Shares of Common Stock may be used for general corporate purposes, including, but not limited to, stock splits and stock dividends, acquisitions, public offerings, stock option and other employee benefit plans.

               Pursuant to the Certificate, stockholders of the Company have no preemptive rights with respect to the additional shares of Common Stock being authorized. The Certificate does not require further approval of stockholders prior to the issuance of any additional shares of Common Stock. In certain circumstances (generally relating to the number of shares to be issued, the manner of offering and the identity of the recipients), the rules of the American Stock Exchange ("Amex") may require specific authorization in connection with the issuance of such additional shares. The Company does not anticipate that it will seek authorization from stockholders for issuance of additional shares of Common Stock unless required by applicable laws of Amex.

               The issuance of any additional shares of Common Stock may have the effect of diluting the percentage of stock ownership, book value per share and voting rights of the present holders of the Common Stock. The Amendment also may have the effect of discouraging attempts to take over control of the Company, as additional shares of Common Stock could be issued to dilute the stock ownership and voting power of, or increase the cost to, a party seeking to obtain control of the Company. The Amendment is not being proposed in response to any known effort or threat to acquire control of the Company and is not part of a plan by management to adopt a series of amendments to the Certificate and By-laws having an anti-takeover effect.

RESOLUTION

               The following resolution will be submitted to stockholders for their approval:

               RESOLVED, that the first sentence of ARTICLE FOUR of the Restated Certificate of Incorporation of the Company be amended to read in its entirety as follows:

               "FOURTH: The Company is authorized to issue a total of thirty-one million (31,000,000) shares of all classes of stock. Of such total number of authorized shares of stock, thirty million (30,000,000) shares are Common Stock, each of which shares of Common Stock has a par value of Sixty-Six and Two-Thirds Cents ($.66-2/3), and one million (1,000,000) shares are Preferred Stock, each of which shares of Preferred Stock has a par value of One Dollar ($1.00)."

VOTE REQUIRED; RECOMMENDATION OF THE BOARD OF DIRECTORS.

               In accordance with Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock is required to approve the Amendment. Accordingly, abstentions will have the same effect as votes cast against approval of the Amendment, while broker non-votes will not be counted as votes cast for or against the Amendment. If the Amendment is approved, the Company intends to file the Amendment with the Secretary of State of Delaware as soon as practicable thereafter.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
      PROPOSED AMENDMENT TO INCREASE THE AUTHORIZED SHARES OF COMMON STOCK.


    PROPOSAL THREE - RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

               The firm of Moss Adams LLP, certified accountants, has been the Company's independent accountants since 1993 and has been selected by the Board of Directors to serve as its independent accountants for the fiscal year ending December 31, 2000. Professional services rendered by Moss Adams LLP for the fiscal year ended December 31, 1999 consisted of an audit of the Company's financial statements, consultation on interim financial statements, services related to filings with the SEC, meetings with the Company's Audit Committee and consultation on various matters relating to accounting and financial reporting. All professional services rendered by Moss Adams LLP during fiscal 1999 were furnished at customary rates and terms. The Audit Committee of the Board of Directors met with representatives of Moss Adams LLP during the past fiscal year. The members of the Audit Committee are Messrs. Giordano, Mao, and Silverman. Representatives of Moss Adams LLP are expected to be present at the Meeting. They will have the opportunity to make a statement, if they so desire, and respond to appropriate questions from stockholders.

               Stockholders are being asked to ratify the appointment of Moss Adams LLP as the Company's independent public accountants for the fiscal year ending December 31, 2000. Ratification of the proposal requires the affirmative vote of a majority of the shares of Common Stock represented and voting at the Meeting.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE
              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS.


                            PROPOSALS OF STOCKHOLDERS

               Under certain circumstances, stockholders are entitled to present proposals at stockholder meetings. Any such proposal to be included in the proxy statement for the Company's 2001 annual meeting of stockholders must be submitted by a stockholder prior to January 4, 2001, in a form that complies with applicable regulations. Recently, the SEC amended its rule governing a company's ability to use discretionary proxy authority with respect to stockholder proposals which are not submitted by the stockholders in time to be included in the proxy statement. As a result of that rule change, in the event a stockholder proposal is not submitted to the Company prior to March 15, 2001, the proxies solicited by the Board of Directors for the 2001 annual meeting of shareholders will confer authority of the holders of the proxy to vote the shares in accordance with their best judgment and discretion if the proposal is presented at the 2001 annual meeting of stockholders without any discussion of the proposal in the proxy statement for such meeting.

                           ANNUAL REPORT AND FORM 10-K

               The Company's annual report to stockholders for the fiscal year ended December 31, 1999 accompanies or has preceded this Proxy Statement. The annual report contains consolidated financial statements of the Company and its subsidiaries and the report thereon of Moss Adams LLP, the Company's independent auditors, for the fiscal years ended December 31, 1999, 1998 and 1997.

               STOCKHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE SEC PURSUANT TO THE EXCHANGE ACT, FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999, BY WRITING TO THE COMPANY; ATTN: INVESTOR RELATIONS, 3050 EAST HILLCREST DRIVE, WESTLAKE VILLAGE, CALIFORNIA 91362, OR EMAIL THE REQUEST TO DIODES-FIN@DIODES.COM.

                                  OTHER MATTERS

               Management knows of no business which will be presented for consideration at the Meeting other than as stated in the Notice of Meeting. If, however, other matters are properly brought before the Meeting, it is the intention of the Proxyholders to vote the shares represented by the Proxies on such matters in accordance with the recommendation of the Board of Directors and authority to do so is included in the Proxy.

               Dated at Westlake Village, California, this twenty-eighth day of April, 2000,

                                        By Order of the Board of Directors,
                                        DIODES INCORPORATED


                                        /s/ Carl Wertz
                                        Carl Wertz,
                                        Secretary

REVOCABLE PROXY                                                  REVOCABLE PROXY

                               DIODES INCORPORATED
                 ANNUAL MEETING OF STOCKHOLDERS - JUNE 12, 2000
                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned stockholder(s) of Diodes Incorporated (the "Company") hereby nominates, constitutes and appoints C.H. Chen and Carl Wertz, the attorneys, agents and proxies of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the annual meeting of stockholders of the Company (the "Meeting") to be held at the Radisson Hotel, 30100 Agoura Road, Agoura Hills, California 91301, on Monday, June 12, 2000 at 10:00 a.m. (California time), and any adjournments thereof, as fully and with the same force and effect as the undersigned might or could do if personally thereat, as follows:

1.      ELECTION OF DIRECTORS

        FOR all nominees listed below                  WITHHOLD AUTHORITY
        (except as marked to the contrary below)       to vote for all nominees
        Discretionary authority to cumulate votes      listed below
        is granted

Nominees: C.H. Chen, Michael R. Giordano; David Lin; M.K. Lu: Shing Mao; Leonard
M. Silverman; Raymond Soong; and John M. Stich.

(Instructions: To withhold authority to vote for any one or more nominees, write that nominee's or nominees' name(s) in the space provided)______________________
_____________________________________________

2.      AMENDMENT OF CERTIFICATE OF INCORPORATION

        TO increase the number of authorized shares of Common Stock to 30,000,000.

        FOR           AGAINST       ABSTAIN


3.      RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        TO ratify the appointment of Moss Adams LLP as the Company's independent certified public accountants for the year ending December 31, 2000.

        FOR           AGAINST       ABSTAIN


4.      OTHER BUSINESS

        In their discretion, the Proxyholders are authorized to transact such other business as may properly come before the Meeting and any adjournment thereof.

        FOR           AGAINST       ABSTAIN



                      Please Sign And Date On Reverse Side

REVOCABLE PROXY                                                  REVOCABLE PROXY

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE OF "FOR" THE ELECTION OF EACH OF THE NOMINEES, "FOR" THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION, AND "FOR" RATIFICATION OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS FOR THE YEAR ENDING DECEMBER 31, 2000. ALL PROPOSALS TO BE ACTED UPON ARE PROPOSALS OF THE COMPANY. IF ANY OTHER BUSINESS IS PRESENTED AT THE MEETING, THIS PROXY SHALL BE VOTED BY THE PROXYHOLDERS IN ACCORDANCE WITH THE RECOMMENDATIONS OF A MAJORITY OF THE BOARD OF DIRECTORS.

        The undersigned hereby ratifies and confirms all that said attorneys and Proxyholders, or either of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying said notice.


                                        Date:
                                             -----------------------------------

                                        ----------------------------------------
                                        (Name of Stockholder, Printed)

                                        ----------------------------------------
                                        (Signature of Stockholder)

                                        ----------------------------------------
                                        (Name of Stockholder, Printed)

                                        ----------------------------------------
                                        (Signature of Stockholder)

                                        (Please date this Proxy and sign your
                                        name as it appears on your stock
                                        certificate(s). Executors,
                                        administrators, trustees, etc., should
                                        give their full titles. All joint owners should sign.)

                                        I (We) do do not expect to attend the
                                        Meeting.



        This Proxy will be voted "FOR" the election of all nominees whose names appear above unless authority to do so is withheld. Unless "AGAINST" or "ABSTAIN" is indicated, the Proxy will be voted "FOR" the amendment of the Certificate of Incorporation to increase the number of authorized shares of Common Stock, and "FOR" the ratification of the appointment of Moss Adams LLP as the Company's independent auditors. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE PROVIDED.